                                                              Exhibit 10.11

                                  EXCHANGE AGREEMENT


         This Exchange Agreement (the "Agreement") dated November 17, 1997 is entered into by and between Informix Corporation, a Delaware corporation (together with its successors, "Informix" or the "Company"), and Fletcher International Limited, a company organized under the laws of the Cayman Islands (together with its successors, "Fletcher").

         Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings given to them in Regulation S (as now in effect or as hereafter amended, "Regulation S") under the Securities Act of 1933, as amended (the "Securities Act").

         The parties hereto agree as follows in consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

         1.   EXCHANGE.

              a. CONVERTIBLE PREFERRED STOCK. On the Closing Date specified in Section 2 hereof, Fletcher agrees to deliver to Informix 160,000 shares (the "Old Preferred Shares") of Informix's Convertible Preferred Stock, Series A, liquidation preference $250 per share (the "Old Preferred Stock"), purchased by Fletcher pursuant to the Subscription Agreement dated August 12, 1997 by and between Informix and Fletcher, as amended by Amendment No. 1 (the "Amendment") to the Subscription Agreement dated as of the date hereof (as amended, the "Subscription Agreement") having the terms and conditions set forth in the Certificate of Designation attached thereto as Annex A (the "Old Certificate of Designation"), in exchange for, and Informix hereby agrees to issue to Fletcher in consideration therefore 160,000 shares (the "New Preferred Shares") of Informix's Convertible Preferred Stock, Series A-1, liquidation preference $250 per share (the "New Preferred Stock"), having the terms and conditions set forth in the Certificate of Designation attached hereto as Annex A (the "New Certificate of Designation"). The term "Converted Stock" shall apply to any shares of Informix's common stock, par value $0.01 per share (the "Common Stock") issued or to be issued to Fletcher upon conversion of the New Preferred Shares pursuant to the terms of this Agreement and the New Certificate of Designation.

         2.   CLOSING.   A.  The closing of the exchange of the Old Preferred
Shares for the New Preferred Shares (the "Closing") shall take place initially via facsimile on November 17, 1997 upon satisfaction or, if applicable, waiver of the conditions set forth in Sections 8 and 9 hereof, or at such other date and time as Fletcher and Informix shall mutually agree (such date and time being referred to herein as the "Closing Date"), provided that the original certificates representing the New Preferred Shares shall be delivered via Federal Express to Fletcher at the address set forth in Section 14.

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         At the Closing, the following deliveries shall be made:

              a. NEW PREFERRED SHARES. Informix shall deliver to Fletcher ten stock certificates, each representing an equal number of shares of New Preferred Stock and collectively representing the New Preferred Shares, duly registered on the books of Informix in the name of Fletcher, against delivery by Fletcher of the certificates representing the Old Preferred Shares, provided that upon the release by Informix of the certificates representing the New Preferred Shares, the certificates representing the Old Preferred Shares will be deemed to be void and upon receipt thereof, Fletcher shall deliver the original certificates representing the Old Preferred Shares via Federal Express to Informix at the address set forth in Section 14.

              b. CLOSING DOCUMENTS. The closing documents required by Sections 8 and 9 shall be delivered to Fletcher and Informix, respectively.

              c. DELIVERY NOTICE. An executed copy of the delivery notice in the form attached hereto as Annex B shall be delivered to Fletcher.

         The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

         3. REPRESENTATIONS AND WARRANTIES OF INFORMIX. Except as set forth in the Disclosure Schedule attached hereto as Annex C, Informix hereby represents and warrants to Fletcher on the date hereof, the Closing Date, and on the date any New Preferred Share is converted into Common Stock (each a "Conversion Date") (unless otherwise specified as provided in the paragraphs below) as follows:

              a. Informix has been duly incorporated and is validly existing in good standing under the laws of Delaware, or, after the Closing Date if another entity has succeeded Informix in accordance with the terms hereof, under the laws of one of the United States.

              b. The execution, delivery and performance of this Agreement (including the issuance of the New Preferred Shares) and of the New Certificate of Designation by Informix have been duly authorized by all requisite corporate action and no further consent or authorization of Informix, its Board of Directors or its stockholders is required in connection therewith (except to the extent anticipated in the New Certificate of Designation relating to Excess Preferred Shares (as defined therein)). This Agreement has been duly executed and delivered by Informix and, when duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement of Informix, enforceable against Informix in accordance with its terms, subject to bankruptcy, insolvency, reorgani-


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    zation, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

              c. Informix has full corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder (including the issuance of the New Preferred Shares) and under the New Certificate of Designation.

              d. Except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no consent, approval, authorization or order of any court, governmental agency or other body or person is required for the execution and delivery by Informix of this Agreement or the performance by Informix of any of its obligations hereunder (including the issuance of the New Preferred Shares) and under the New Certificate of Designation.

              e. Except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, none of the execution and delivery by Informix of this Agreement, the performance by Informix of any of its obligations hereunder (including issuance of the New Preferred Shares) and under the New Certificate of Designation:

                   (1) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Certificate of Incorporation or by-laws of Informix or any of its subsidiaries or any certificate of designation relating to any securities of Informix or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Informix or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which Informix or any of its subsidiaries is a party, by which Informix or any of its subsidiaries is bound, or to which any of the properties or assets of Informix or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Informix or any of its subsidiaries is a party or
         (E) any rules of the National Association of Securities Dealers, Inc. applicable to Informix or the transactions contemplated hereby; or

                   (2) results in the creation or imposition of any lien, charge or encumbrance (other than encumbrances that may be imposed under federal securities laws) upon (A) any New Preferred Share or any Converted Stock or (B) any of the properties or assets of Informix or any of its subsidiaries.


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

              f. Informix has validly reserved 160,000 shares of New Preferred Stock for issuance pursuant to the terms hereof at the Closing and 13 million shares of Common Stock for issuance upon conversion of the New Preferred Shares, subject only to filing the New Certificate of Designation, which will be accomplished on or before the Closing Date.
    When issued to Fletcher against exchange therefor, each New Preferred Share and share of Converted Stock:

                   (1) will be duly and validly authorized, duly and validly issued, fully paid and non-assessable;

                   (2) will be free and clear of any security interests, liens, claims or other encumbrances (other than encumbrances that may be imposed under federal securities laws); and

                   (3) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Informix.

              g. When issued, each share of Converted Stock will be duly listed and admitted for trading on the on the NASDAQ National Market ("NASDAQ") or, if applicable, listed and registered on a national securities exchange (as defined in the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")). Informix satisfies all quantitative maintenance criteria of the NASDAQ.

              h. Informix is a reporting issuer within the meaning of Regulation S ("Reporting Issuer"), PROVIDED, HOWEVER, that the representation and warranty contained in this Section 3(h) shall not be required to be given in respect of any Conversion Date if the provisions of
    Section 7 are applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Converted Stock thereunder.

              i. There is no pending or, to the best knowledge of Informix, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Informix or any of its affiliates that would materially affect the execution by Informix of, or the performance by Informix of its obligations under, this Agreement.

              j. The financial statements of Informix included in Informix's filings after the Closing Date with the United States Securities and Exchange Commission (the "SEC") under the Securities Act or under Section 13(a) or 15(d) of the Exchange Act (any such filing, an "SEC Filing") (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a


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    consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Informix and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

              k.   [Reserved.]

              l. The offer and sale of the New Preferred Shares, subject to compliance by Fletcher with the applicable representations and warranties contained in Section 4 hereof and with the applicable covenants and agreements contained in Section 6 hereof, shall be made in accordance with the provisions and requirements of Regulation S and any applicable state law, PROVIDED, HOWEVER, that the representations and warranties contained in this Section 3(l) shall not be required to be given in respect of any Conversion Date if the provisions of Section 7 are applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

              m. Neither Informix nor any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S ("Directed Selling Efforts") with respect to the New Preferred Shares or the Converted Stock, and all such persons understand and have complied and will otherwise comply with the applicable requirements of Regulation S, PROVIDED, HOWEVER, that the representations and warranties contained in this Section 3(m) shall not be required to be given in respect of any Conversion Date if the provisions of Section 7 are applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

              n. The transactions contemplated by this Agreement are not part of a plan or scheme on the part of Informix, any of its affiliates or any person acting on its or their behalf to evade the registration provisions of the Securities Act.

              o. Informix has not issued, and after the date hereof, will not issue, any stop transfer order or other order impeding the sale and delivery of the New Preferred Shares or the Converted Stock except for a stop order restricting the sale of any of the foregoing securities to any person in the United States or to or for the account or benefit of any U.S. Person during an applicable Restricted Period or otherwise not in compliance with any applicable securities law or regulation.

              p. Except for securities issued to Fletcher on August 12, 1997 pursuant to the Subscription Agreement, neither Informix nor any of its affiliates has offered to sell or sold any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock in reliance upon Regulation S at any time during the 12 months prior to the date of this Agreement; and as of the date hereof there are no outstanding


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    convertible or exchangeable securities that have been offered or sold in reliance upon Regulation S, except, in each case, the New Preferred Shares, the Old Preferred Shares, the Option Preferred Shares (as defined in the Subscription Agreement) and the Converted Stock. The representations and warranties contained in this Section 3.p. shall not be required to be given in respect of any Conversion Date.

              q. As of the date of this Agreement and as of the Closing Date, the authorized capital stock of Informix shall consist of 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 440,000 shares shall be designated Series A-1 Convertible Preferred Stock.

         As of November 17, 1997: (i) 152,428,406 shares of Common Stock were issued and outstanding (together with associated rights to acquire an additional share of Common Stock for each share outstanding under Informix's Amended and Restated Rights Plan dated as of a date on or prior to the Closing (together with any amendment or replacement thereof, the "Rights Plan")); (ii) 24,960,730 shares of Common Stock were reserved for issuance under stock option plans or upon exercise of stock options granted outside such plans, of which 19,292,160 shares are subject to outstanding, unexercised options and 5,668,570 shares remain available for future grant under such plans; (iii) 4,000,000 shares of Common Stock were reserved for issuance under employee stock purchase plans; (iv) 30,913 shares of Common Stock were reserved for issuance upon exercise of a warrant; and (v) 500,000 shares of Common Stock reserved for issuance upon exercise of a non-qualified stock option granted to the Chairman, President and Chief Executive Officer of Informix.

         All the outstanding shares of Common Stock are, and all shares which may be issued pursuant to stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof. As of the date of this Agreement, except as set forth above, except for the Series B Transaction (as defined in the Amendment), and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above from November 17, 1997 to the date of this Agreement, and except for shares of Common Stock related to option grants or purchases made after November 17, 1997 to the date of this Agreement under stock option plans for employees, directors or consultants and stock purchase plans for employees (not exceeding 100,000 shares in the aggregate as of the date hereof), and except for repurchase rights in favor of Informix with respect to common stock held by employees or former employees of Informix, and except for the Rights Plan, (i) no shares of capital stock or other voting securities of Informix were outstanding,
    (ii) no equity equivalents, interests in the ownership or earnings of Informix or other similar rights were outstanding and (iii) there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of


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

    Informix or any of its subsidiaries or obligating Informix or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Informix or any of its subsidiaries or obligating Informix or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

              r. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not cause Fletcher to be deemed an Acquiring Person within the meaning of, nor create (other than to Fletcher) or trigger any rights under the Rights Plan. Each of the shares of Common Stock issuable in connection herewith shall be entitled to the rights accorded all other shares of Common Stock under the Rights Plan.

              s. Informix has not have suffered any material adverse change, or any development that is reasonably likely to result in any material adverse change in the condition, financial or otherwise, or in the business affairs of Informix, whether or not in the ordinary course of business, which is not disclosed in Informix's public filings under the Exchange Act filed not less than five trading days prior to the date hereof .

              t. The issuance of the New Preferred Shares hereunder is exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof, and no commission or other remuneration is being paid or given, directly or indirectly for soliciting the exchange contemplated hereby.


         4. REPRESENTATIONS AND WARRANTIES OF FLETCHER. Fletcher hereby represents and warrants to Informix on the date hereof, the Closing Date, and agrees with Informix (unless otherwise specified as provided in the paragraphs below), as follows:

              a. Fletcher has been duly incorporated and is validly existing in good standing under the laws of the Cayman Islands, or, after the Closing Date if another entity has succeeded Fletcher in accordance with the terms hereof, under the laws of the jurisdiction of its incorporation.

              b. The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by Informix, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.


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

              c. Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the New Preferred Shares or the Converted Stock.

              d. In making the decision to acquire the New Preferred Shares in accordance with this Agreement, Fletcher has relied solely upon independent investigations made by it and not upon any representations made by Informix other than those made in this Agreement.

              e. Subject to Section 7, Fletcher understands that the New Preferred Shares and the Converted Stock have not been registered under the Securities Act and may not be reoffered or resold other than pursuant to such registration or an available exemption therefrom.

              f. Fletcher is not a U.S. person within the meaning of Regulation S ("U.S. Person") and is not acquiring the New Preferred Shares or any Converted Stock for the account or benefit of any U.S. Person, or following the Closing Date, subject to Section 7, the issuance of the Converted Stock is otherwise exempt from registration under the Securities Act.

              g.   Fletcher is located outside the United States.

              h. Neither Fletcher nor any of its affiliates nor anyone acting on its or their behalf has engaged or will engage in any Directed Selling Efforts with respect to the New Preferred Shares or any Converted Stock, and all such persons understand and have complied and will otherwise comply with the requirements of Regulation S, unless following the Closing Date, subject to Section 7, the issuance of the Converted Stock is otherwise exempt from registration under the Securities Act.

              i. Subject to Section 7, Fletcher is acquiring the New Preferred Shares and the Converted Stock for its own account, for the purpose of investment and not with a view to a distribution thereof.

              j. The transactions contemplated by this Agreement are not part of a plan or scheme on the part of Fletcher, any of its affiliates or any person acting on its or their behalf to evade the registration requirements of the Securities Act.

              k. Assuming the accuracy of the representations and warranties of Informix herein made as of such date, no consent, approval, authorization or order of any court, governmental agency or other body is required for the execution by Fletcher of this Agreement or the performance by Fletcher of any of its obligations hereunder, other than such as have been obtained.


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

              l. Neither the execution by Fletcher of this Agreement nor the performance by Fletcher of any of its obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the Memorandum or Articles of Association of Fletcher.

              m. Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the New Preferred Shares or the Converted Stock.

              n.   [Reserved.]

         5. COVENANTS OF INFORMIX. Except as set forth in the Disclosure Schedule attached hereto, Informix covenants and agrees with Fletcher as follows:

              a. For so long as any of the New Preferred Shares are outstanding, and in any case for a period of 40 calendar days thereafter, Informix will continue to be a Reporting Issuer within the meaning of Regulation S and will maintain the eligibility of the Common Stock for quotation on NASDAQ or listing on a national securities exchange (as defined in the Exchange Act). Notwithstanding the foregoing, Informix shall not be required to continue to be a Reporting Issuer and Informix shall not be obligated to make the representation set forth in Section 3(h) hereof from the date hereof until Informix files the quarterly report for the period ended June 29, 1997, provided that Informix uses its best efforts to be a Reporting Issuer at all times following the Closing Date.

              b. For a period beginning on the date hereof and ending on May 17, 1998, Informix will not offer or sell any Preferred Stock (other than the Option Preferred Shares), Common Stock or other equity securities (or any securities convertible into or exchangeable for such Preferred Stock, Common Stock, or other equity securities) in reliance upon Regulation S and in any event will not take any action which would extend the Restricted Period of any securities issued or issuable hereunder, PROVIDED, HOWEVER, that the covenants and agreements contained in this Section 5(b) shall not be required to be made in respect of any Conversion Date if the provisions of Section 7 are applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

              c. For so long as any of the New Preferred Shares are outstanding, and in any case for a period of 40 calendar days thereafter, neither Informix nor any of its affiliates nor any person acting on its or their behalf will engage in any Directed Selling Efforts with respect to the New Preferred Shares or any Converted Stock, PROVIDED, HOWEVER, that the covenants and agreements contained in this Section 5(c) shall not be required to be made in respect of any Conversion Date if the provisions of
    Section 7 are


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    applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

              d. For so long as any of the New Preferred Shares are outstanding, and in any case for a period of 40 calendar days thereafter, Informix will ensure that all applicable offering restrictions within the meaning of Regulation S ("Offering Restrictions") with respect to the New Preferred Shares and the Converted Stock are thoroughly complied with and satisfied, PROVIDED, HOWEVER, that the covenants and agreements contained in this Section 5(d) shall not be required to be made in respect of any Conversion Date if the provisions of Section 7 are applicable and Informix is in full compliance therewith and Fletcher is permitted to resell the Common Stock thereunder.

              e. Beginning on the date hereof and for so long as any of the New Preferred Shares are outstanding and in any case for a period of 40 calendar days thereafter, Informix will (i) provide Fletcher with an opportunity to review and comment on any public disclosure by Informix of information regarding this Agreement and the transactions contemplated hereby (including pursuant to paragraph 5.(j) below), (ii) promptly notify Fletcher of any public disclosure by Informix of material information regarding Informix or its financial condition, prospects or results of operation and (iii) provide Fletcher with copies of all SEC Filings.

              f. Informix will (i) comply with the terms and conditions of the New Preferred Shares as set forth in the New Certificate of Designation, (ii) not amend the New Certificate of Designation without Fletcher's express written consent and (iii) not issue any New Preferred Stock other than as provided hereunder without Fletcher's express written consent.

              g. For so long as any of the New Preferred Shares are outstanding, Informix shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for issuance upon conversion of such New Preferred Shares, not less than the maximum number of shares of Converted Stock then so issuable in exchange for all New Preferred Shares that have been issued or are issuable pursuant to this Agreement.

              h.   [Reserved.]

              i.   [Reserved.]

              j. In accordance with the terms of Regulation S, Informix will file with the SEC, within 15 calendar days after the Closing Date, a report on Form 8-K with respect to the transactions contemplated hereby. In addition, Informix shall file copies of this Agreement, including the Disclosure Schedule, and the New Certificate of Designation as exhibits to such Form 8-K.

              k. Informix shall take all actions necessary to cause the Converted Stock to be listed and admitted for trading upon issuance on the NASDAQ or, if applicable, a national securities exchange (as defined in the Exchange Act) and shall maintain the listing of such shares after their issuance; provided, however, that, so long as Informix is otherwise in compliance with the provisions of this Agreement and the New Certificate of Designation, Informix need not comply with the covenant contained in this
    Section 5.k. following any Transaction (as defined in the New Certificate of Designation) as a result of which the outstanding shares of Common Stock are no longer publicly traded.

              l. Prior to the Closing Date, Informix shall amend the Rights Plan in a manner consistent with the provision contained in Annex E and take any and all actions necessary, including further amending the Rights Plan, to prevent the transactions contemplated hereunder from causing any Fletcher Party (as defined in the Rights Plan) to be deemed an Acquiring Person within the meaning of, or otherwise creating (other than to a Fletcher Party) or triggering any rights under, the Rights Plan, and shall not thereafter take any actions inconsistent with the rights of Fletcher Parties as of the Closing Date.


         6. COVENANTS OF FLETCHER. Fletcher hereby covenants and agrees with Informix as follows:

Neither Fletcher nor any of its affiliates nor any person acting on its or their behalf will at any time offer or sell any New Preferred Shares or any Converted Stock other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

         6A. LEGEND. The parties agree that the Restricted Period (as defined in regulation S) with respect to the Old Preferred Shares, the New Preferred Shares and any Converted Stock has expired. Informix may place the following legend on the certificate representing the New Preferred Shares:

         The securities represented by this certificate were issued in compliance with Section 3(a)(9) of the Securities Act in exchange for securities issued on August 12, 1997 (the "Closing Date") pursuant to the Exchange Agreement dated November 17, 1997 between Informix Corporation ("Informix") and Fletcher International Limited. The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have been sold in reliance on the exemption from registration provided by Regulation S under the Securities Act ("Regulation

         S"). Prior to the expiration of a 40-day restricted period beginning on the Closing Date (the "Restricted Period"), the securities represented by this certificate may not be offered or sold, directly or indirectly, within the United States (as defined in Regulation S under the Securities Act), to a U.S. Person (as defined in Regulation S under the Securities Act) or for the account or benefit of a U.S. Person. After the Restricted Period, such securities may be resold in the United States or to a U.S. Person only if they are registered under the Securities Act or an exemption from registration is available.

         Certificates for any Converted Stock issued or in respect of transferred shares of Common Stock will not be legended unless required by Regulation S or other applicable law.

         7. REGISTRATION PROVISIONS. The shares of Converted Stock shall be treated as "Covered Securities" for purposes of Section 7 of the Subscription Agreement and shall be entitled to the registration rights set forth therein.

         8. CONDITIONS PRECEDENT TO FLETCHER'S OBLIGATIONS. The obligations of Fletcher hereunder are subject to the performance by Informix of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

              a. On the Closing Date and on each Conversion Date (i) to the extent provided in Section 3 hereof, the representations and warranties made by Informix in this Agreement shall be true and correct, and (ii) Informix shall have complied fully with all the covenants and agreements in this Agreement; and Fletcher shall have received on each such date a certificate of the Chief Executive Officer and the Chief Financial Officer (or Chief Accounting Officer) of Informix dated such date and to such effect.

              b. On the Closing Date and on each Conversion Date, Informix shall have delivered to Fletcher an opinion of counsel, reasonably satisfactory to Fletcher, dated the date of delivery, substantially in the form attached hereto as Annex D.

              c. Prior to the Closing, Informix shall have caused the New Certificate of Designation to be filed with the Secretary of State of the State of Delaware in accordance with the laws thereof.

              d. On the Closing Date, Informix shall have delivered to Fletcher an opinion of counsel reasonably satisfactory to Fletcher, dated the Closing Date, to the effect that the offer and sale of the New Preferred Shares hereunder do not require registration under the Securities Act.

              e. Prior to the Closing, Informix shall have amended the Rights Plan such that the transactions contemplated hereunder will not cause Fletcher to be deemed an Acquiring Person within the meaning of, nor create (other than to Fletcher) or trigger any rights under, the Rights Plan.

              f. The Amendment shall have been duly executed and delivered by Informix.


         As used herein the term "Business Day" means any day on which banks in the City of New York are open for business.


         9. CONDITIONS PRECEDENT TO INFORMIX'S OBLIGATIONS. The obligations of Informix hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Informix:

              a. On the Closing Date and on each Conversion Date, (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct, and (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and Informix shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

              b. On the Closing Date, Fletcher shall have delivered to Informix a written certification of an appropriate officer of Fletcher dated such date stating that Fletcher is not a U.S. Person.

              c. On each Conversion Date, Fletcher shall have delivered to Informix either (i) a written certification of an appropriate officer of Fletcher dated such date stating that Fletcher is not a U.S. Person or (ii) an opinion of counsel to the effect that an exemption from registration under the Securities Act is available for the issuance of the shares of Converted Stock, or (iii) the shares of Converted Stock have been registered under the Securities Act.

              d. The Amendment shall have been duly executed and delivered by Fletcher.

         10. FEES AND EXPENSES. Each of Fletcher and Informix agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.

         11.  NON-PERFORMANCE.

         If on the Closing Date, any Conversion Date, [or the Termination Date, Informix shall fail to deliver the New Preferred Shares or Converted Stock to Fletcher required to be delivered pursuant to this Agreement for any reason other than the failure of any condition precedent to Informix's obligations hereunder, then Informix shall:

              (1) hold Fletcher harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by Informix; and

              (2) reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement and the transactions contemplated hereby;

PROVIDED, HOWEVER, that Informix shall then be under no further liability to Fletcher except as provided in this Section 11 and Section 12 hereof.

         12.  INDEMNIFICATION.

              a. INDEMNIFICATION OF FLETCHER. Informix hereby agrees to indemnify Fletcher and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees) (a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                   (1) any untrue or alleged untrue statement of a material fact by Informix or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Informix or any of its affiliates or any person acting on its or their behalf ;

                   (2) any of the representations or warranties made by Informix herein being untrue or incorrect; or

                   (3) any breach or non-performance by Informix of any of its covenants, agreements or obligations under this Agreement;

    and Informix hereby agrees to reimburse each Fletcher Indemnified Party for any reasonable legal or other expenses incurred by such Fletcher Indemnified Party in investigating or defending any such Proceeding; PROVIDED, HOWEVER, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of Fletcher in connection therewith.

              b. INDEMNIFICATION OF INFORMIX. Fletcher hereby agrees to indemnify Informix and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each an "Informix Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                   (1) any untrue or alleged untrue statement of a material fact by Fletcher or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any person acting on its or their behalf:

                   (2) any of the representations or warranties made by Fletcher herein being untrue or incorrect; or

                   (3) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

    and Fletcher hereby agrees to reimburse each Informix Indemnified Party for any reasonable legal or other expenses incurred by such Informix Indemnified Party in investigating or defending any such Proceeding; PROVIDED, HOWEVER, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of Informix in connection therewith.

              c.   CONDUCT OF CLAIMS.

                   (1) Whenever a claim for indemnification shall arise under this Section, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

                   (2) Upon delivery of such notice, such Indemnified Party shall have a duty to take all reasonable steps to mitigate any losses, liabilities, costs, charges and expenses relating to any such Proceeding;

                   (3) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; PROVIDED, HOWEVER, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

                   (4) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

         13. SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive delivery of and payment for the New Preferred Shares and any Converted Stock issuable hereunder.


         14. NOTICES.  all communications hereunder shall be in writing, and

              a. if sent to Fletcher, shall be delivered by hand, sent by registered mail or transmitted and confirmed by facsimile to Fletcher at:

              Fletcher International Limited
              c/o Midland Bank Trust Corporation (Cayman) Limited
              P.O. Box 1109, Mary Street

              Grand Cayman, Cayman Islands
              British West Indies
              Telephone:     (809) 949-7755
              Facsimile:     (809) 949-7634

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              1440 New York Avenue, N.W.
              Washington, D.C. 20005
              Attention:  Stephen W. Hamilton
              Telephone:     (202) 371-7010
              Facsimile:     (202) 393-5760

              b. if sent to Informix, shall be delivered by hand, sent by registered mail or transmitted and confirmed by facsimile to Informix at:

              Informix Corporation
              4100 Bohannon Drive
              Menlo Park, CA 94025
              Attention:  Chief Financial Officer
                             and
                       General Counsel
              Telephone:  (650) 926-6300
              Facsimile:  (650) 926-6564

              with a copy to:

              Wilson Sonsini Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, CA  94304-1050
              Attention:  Douglas H. Collom
              Telephone:     (650) 493-9300
              Facsimile:     (650) 496-4086

         15.  MISCELLANEOUS

              a. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

              b. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 12 hereof, their respective officers, directors, employees, agents, affiliates and controlling persons, and no other person shall have any right or obligation hereunder. Informix may not assign this Agreement.

              c. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any State or Federal court in the Borough of Manhattan in the City and State of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

              d. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid, illegal or unenforceable in whole or in part, such invalidity or unenforceability shall not in any manner affect any other clause or provision of this Agreement.

              e. The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

              f. This Agreement (including the terms and conditions of the New Certificate of Designation relating to the New Preferred Shares), together with the Subscription Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or under the terms of the term sheets between such parties. Except as expressly provided herein or in the Amendment, each provision of the Subscription Agreement remains in full force and effect.

              g. The term "affiliate" is used herein as defined in Rule 144(a)(1) under the Securities Act.

         16.  TIME OF ESSENCE.  Time shall be of the essence in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.


                        INFORMIX CORPORATION


                        By:  /s/Robert Finocchio, Jr.
                             ---------------------------------------------
                        Name:  Robert Finocchio, Jr.
                        Title: Chairman, President and Chief  Executive Officer


                             FLETCHER INTERNATIONAL LIMITED


                        By:  /s/Todd J. Fletcher
                             ---------------------------------------------
                        Name:  Todd J. Fletcher
                        Title: Chairman

                                                                         Annex A

                       [Form of New Certificate of Designation]



                              CERTIFICATE OF DESIGNATION
                                          OF
                        SERIES A-1 CONVERTIBLE PREFERRED STOCK
                                          OF
                                 INFORMIX CORPORATION


    The undersigned, Robert Finocchio, Jr. and Jean-Yves Dexmier, do hereby certify:

    1. That they are the duly elected and acting Chairman of the Board, President and Chief Executive Officer and the Chief Financial Officer , respectively, of Informix Corporation, a Delaware corporation (together with its successors the "Corporation").

    2. That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating the powers, designations, preferences and other rights of a newly authorized series of 440,000 shares of Preferred Stock designated as Series A-1 Convertible Preferred Stock as required by Section 151 of the Delaware General Corporation Law:

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a new series of Series A-1 Convertible Preferred Stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

Series A-1 Convertible Preferred Stock:

    SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A-1 Convertible Preferred Stock" ("Series A-1 Preferred Stock") and the number of shares constituting Series A-1 Preferred Stock shall be 440,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A-1 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A-1 Preferred Stock.

    SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

    (A) Subject to the provisions of paragraph (B) below, no dividends shall accrue or be payable in respect of the Series A-1 Preferred Stock.
    (B) Notwithstanding the limitation of paragraph (A) above, commencing upon the date of occurrence (a "Default Event Date") of a Default Event (as defined below), the holders of the Series A-1 Preferred Stock shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of stock of the Corporation ranking junior to the Series A-1 Preferred Stock, cumulative dividends ("Dividends") on each share of Series A-1 Preferred Stock in an amount equal to, on an annualized basis, $250.00 times fifteen percent (15%). Dividends shall accrue, whether or not earned or declared, on each share of Series A-1 Preferred Stock from the Default Event Date through the earlier to occur of (i) the date on which any Default Event shall have been resolved, and (ii) the redemption or conversion thereof in accordance with the terms hereof. Accrued Dividends on shares of Series A-1 Preferred Stock shall be payable on the last day of each calendar quarter (the "Dividend Payment Date") following a Default Event Date during which a Default Event shall have occurred, and shall be paid in cash to the holder of such shares within five (5) business days following the applicable Dividend Payment Date by delivering immediately available funds to such holder in accordance with such holder's wiring instructions. If, on any date, Dividends on any outstanding shares of Series A-1 Preferred Stock are payable and have not been paid with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set aside with respect to any shares of stock of the Corporation ranking junior to the Series A-1 Preferred Stock.

    (C)  A Default Event as used in this Certificate of Designation shall mean:
(i) the failure of a Registration Statement to be declared effective by the SEC before the 180th calendar day following and excluding the date of a Registration Request (all such capitalized terms as defined in that certain Subscription Agreement of the Corporation dated August 12, 1997, as amended by Amendment No.1 thereto dated as of November 17, 1997 (the "Subscription Agreement); or (ii) the failure to obtain the Required Consent (as defined below) within 90 calendar days of the 19.9% Limit (as defined below) becoming effective; or (iii) the failure of the Corporation to redeem in full any shares of outstanding Series A-1 Preferred Stock which are Objecting Shares (as defined below) on or before the date that is twenty (20) calendar days following completion of a Non-Qualifying Transaction (as defined below). A Default Event shall be deemed to have been resolved at such time as, in the case of clause (i), the Registration Statement shall be declared effective by the SEC, or, in the case of clause (ii), the Required Consent shall have been obtained, or, in the case of clause (iii), the date on which the Corporation (or any Surviving Entity, as defined below) shall redeem in full all shares of Series A-1 Preferred Stock (or Similar Stock, as defined below) which are Objecting Shares, and in all cases, all Dividends required under Section 2(B) above have been paid in full.

    SECTION 3.  VOTING RIGHTS.

    (A) Subject to the provisions of paragraph (B) below, except as required by applicable law or Section 12, the holders of shares of Series A-1 Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation and their consent shall not be required for taking any corporate action.

    (B) Notwithstanding the limitation set forth in paragraph (A) above, if the Corporation shall be required to pay Dividends in accordance with Section 2 above and fails to make timely payment in full of all Dividends so required to be paid, then the holders of shares of Series A-1 Preferred Stock shall be entitled, voting as a separate class, to immediately elect and appoint to the Board of Directors of the Corporation, and the Corporation shall otherwise take appropriate action as necessary to permit the inclusion on the Board of, a number of persons (not to be less than a minimum of one designee) designated by the holders of the Series A-1 Preferred Stock such that, following such election, such designees represent a percentage of the total members of the Board of Directors (assuming no vacancies) that most nearly approximates the percentage of the total number of then outstanding shares of Series A-1 Preferred Stock (calculated on an as-if-converted to Common Stock (as defined below) basis plus the total number of then outstanding shares of Common Stock into which shares of Series A-1 Preferred Stock have been converted, to the total outstanding shares of the voting capital stock of the Corporation (also calculated on an as-if-converted to Common Stock basis).

    SECTION 4.  CONVERSION.

    (A) Subject to Section 4(C) and Section 4(D), a holder of shares of Series A-1 Preferred Stock may, at any time after the date of issuance of such shares and on or prior to the fifth calendar day prior to such date, if any, as may have been fixed for the redemption thereof in any permitted call for redemption pursuant to Section 11 below, by delivering to the Corporation written notice ("Conversion Notice"), convert one or more shares of Series A-1 Preferred Stock into the number of shares of the Corporation's common stock (the "Common Stock") equal to (i) $250.00 divided by (ii) the Conversion Price (as defined in Section 4(E)). The Conversion Notice shall specify the number of shares of Series A-1 Preferred Stock to be converted, the applicable Conversion Price, the number of shares of Common Stock issuable on conversion (which shall not be less than 8,000 shares of Series A-1 Preferred Stock, except if all shares of Series A-1 Preferred Stock then outstanding are being converted to Common Stock). From and after the date on which the Corporation received a Conversion Notice from a holder of a share of Series A-1 Preferred Stock (or if such date is not a business day in the State of California, the next succeeding business day) (the "Conversion Date"), such share shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such share of Series A-1 Preferred Stock was converted; provided, however, that in the event of a notice of redemption of any shares of Series A-1 Preferred Stock pursuant to Section 11 hereof, the right of the holder to convert the Series A-1 Preferred Stock shall terminate as to the number of shares designated for redemption at the close of business on the fifth calendar day preceding the redemption date, unless default is made in payment of the redemption price, in which event such right of the holder to convert any rights of the holder under Sections 2 and 3 hereof shall continue until such payment. The Corporation shall deliver to such holder an uncertificated security evidencing such shares of Common Stock through book-entry transfer within three business days following the Conversion Date or, at the written request of the holder as specified in the Conversion Notice, a physical stock certificate evidencing such shares within ten business days following the Conversion Date (such date of delivery referred to as the "Issue Date"). For purposes of the preceding sentence, the first business day following the Conversion Date shall count as the first business day for delivery of evidence of such shares of Common Stock. The Conversion Notice may be delivered via facsimile transmission to Informix Corporation, attention: Chief Financial Officer, telecopy no. (650) 926-6564.

    On the Issue Date, the Corporation shall issue and cause to be delivered (against delivery of the certificate representing the Series A-1 Preferred Stock (the "Preferred Certificate")) to the registered holder thereof at such address as such holder shall specify in the Conversion Notice a certificate or certificates (including uncertificated securities) for the number of full shares of Common Stock issuable upon the conversion, registered in such holder's name, together with cash (if any) as provided in Section 6. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares as of such Conversion Date. If on such Issue Date the number of shares of Series A-1 Preferred Stock to be delivered shall be less than the total number of shares represented by the Preferred Certificate, there shall be issued to the holder thereof or his assignee on such Issue Date a new Preferred Certificate evidencing the remaining Series A-1 Preferred Stock.

    (B) Subject to Section 4(C) and Section 4(D), each share of Series A-1 Preferred Stock shall automatically convert into Common Stock in accordance with the terms hereof but without the delivery of a Conversion Notice on the date that is 547 days excluding and following the date of issuance of such share (or if such date is not a business day in the State of California, the next succeeding business day) (the "Automatic Conversion Date"); provided, however, that the Automatic Conversion Date shall be extended as provided in the following circumstances: (I) if a Default Event identified in clauses (i) or
(ii) of Section 2(C) above shall have occurred and continues at the time that such share of Series A-1 Preferred Stock would otherwise automatically convert into Common Stock, then no such automatic conversion shall occur and the Automatic Conversion Date shall be delayed for a period equal to 365 calendar days following and excluding the date on which the Default Event shall have been resolved pursuant to Section 2(C) hereof; (II) if a Default Event identifed in clause (iii) of Section 2(C) above shall have occurred and continues at the time that such share of Series A-1 Preferred Stock (or Similar Stock) would otherwise automatically convert into Common Stock, then no such automatic conversion shall occur and the Automatic Conversion Date shall be delayed for a period equal to the number of days required for the resolution of such Default Event; (III) if a Registration Request is made within 360 calendar days of the Automatic Conversion Date for such share of Series A-1 Preferred Stock , then such date shall be extended (even if no Default Event identified in clause (i) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 180 days from the effective date of the requested Registration Statement; and (IV) if a Required Consent has not been obtained within 180 calendar days of the Automatic Conversion Date for such share of Series A-1 Preferred Stock, then such date shall be extended (even if no Default Event identified in clause (ii) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 90 days from the date
that the Required Consent is obtained.   From and after the Automatic Conversion
Date, such shares of Series A-1 Preferred Stock shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock were converted. The Corporation shall deliver to such holder a stock certificate evidencing such shares of Common Stock within ten business days following the Automatic Conversion Date. For the purpose of determining the applicable Conversion Price under Section 4(E), the Automatic Conversion Date shall be deemed the Conversion Date.

    (C) If, either at the time that the Corporation received a Conversion Notice or on the Automatic Conversion Date, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (a) previously issued pursuant to the conversion of shares of Series A-1 Preferred Stock and
(b) issuable upon conversion of all remaining outstanding shares of Series A-1 Preferred Stock (determining such number as if such Series A-1 Preferred Stock were converted as of the Conversion Date relating to such Conversion Notice), including Series A-1 Preferred Stock issuable (i) upon exercise by the Corporation of its right to require Fletcher International Limited to purchase additional shares of Series A-1 Preferred and (ii) upon exercise by Fletcher of its right to require the Company to issue and sell to Fletcher additional shares of Series A-1 Preferred, in each case in accordance with the terms of the Subscription Agreement, would exceed the number of shares equal to 19.9% of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination, or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on August 12, 1997 (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements or rules of the Nasdaq National Market (or such stock exchange or other interdealer quotation system on which the Common Stock is then listed or quoted), then the number of shares of Series A-1 Preferred Stock identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted unless and until the stockholder approval referred to in Section 5 (the "Required Consent") is obtained or is no longer required. The Excess Preferred Shares will be allocated among the holders delivering Subject Conversion Notices on a PRO RATA basis based on the relative number of shares of Series A-1 Preferred Stock identified in each such Subject Conversion Notice. Any Excess Preferred Shares shall not be converted into shares of Common Stock until the later of the date on which the Required Consent is obtained and the Corporation received a subsequent Conversion Notice with respect thereto.

    (D) Shares of Series A-1 Preferred Stock shall be convertible only into the Maximum Number of shares of Common Stock. The "Maximum Number" is equal to the sum of 13,674,500 plus the Convertible Number. The "Convertible Number" is initially zero and thereafter may be increased upon expiration of a 65 day period (the "Notice Period") after the holder delivers a notice (a"65 Day Notice") to the Issuer designating an aggregate number of shares of Common Stock in excess of 13,674,500 which will become convertible. A 65 Day Notice may be given at any time. If the initial 65 Day Notice does not designate all of the shares of Common Stock then issuable upon conversion to such holder under the Series A-1 Preferred Stock, additional shares of the Series A-1 Preferred Stock will become convertible for some or all of the remaining shares of Common Stock upon delivery of one or more 65 Day Notices increasing the Convertible Number after a further Notice Period. From time to time following the Notice Period, shares of the Series A-1 Preferred Stock may be converted on any Business Day for any quantity of shares of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

    (E) "Conversion Price" means 101% of the average of the daily volume-weighted per share average prices as reported by Bloomberg, L.P. (or otherwise as agreed mutually between the Corporation and the holder of record of Series A-1 Preferred Stock delivering a Conversion Notice) of the Common Stock on the Nasdaq National Market (or such other national securities exchange which the Common Stock is then listed) during the 30 Trading Days (as defined below) ending and excluding five Trading Days before and excluding the Conversion Date (the "Pricing Period"); provided, however, that in no event shall the Conversion Price be greater than 105% of the average of the daily volume-weighted per share average prices as reported by Bloomberg, L.P. (or otherwise as agreed mutually between the Corporation and the holder of record of Series A-1 Preferred Stock delivering a Conversion Notice) of the Common Stock on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then listed) during the first five Trading Days of the Pricing Period; and provided further, that in no event shall the Conversion Price be greater than $12.00 per share (the "Conversion Ceiling Price"). The term "Trading Day" shall mean any trading day on the Nasdaq National Market (or such other national securities exchange on which the Common Stock is then principally listed).

    SECTION 5. STOCKHOLDER APPROVAL. In the event there are Excess Preferred Shares as described in Section 4(C), the Corporation shall promptly take all actions reasonably necessary to obtain the required consent, including causing its Board of Directors to call a special meeting of stockholders and recommend such approval.

    SECTION 6. FRACTIONAL SHARES. Fractional shares of Common Stock shall not be issued upon conversion of shares of Series A-1 Preferred Stock. In lieu of issuance of a fractional share, the Corporation shall pay to the holder of the share of Series A-1 Preferred Stock being converted a cash amount equal to such fraction multiplied by the Conversion Price.

    SECTION 7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock.

    SECTION 8. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series A-1 Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A-1 Preferred Stock shall be entitled to receive $250.00 per share plus the amount of any accrued and unpaid Dividends (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A-1 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A-1 Preferred Stock, if any, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A-1 Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series A-1 Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

    SECTION 9. CONSOLIDATION, MERGER, ETC. In case the Corporation shall be a party to any transaction providing for (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary or (ii) a sale of all or substantially all of the assets of the Corporation or
(iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred to a single entity or group acting in concert (each of the foregoing being referred to as a "Transaction"), each share of Series A-1 Preferred Stock which is not converted by the holder into the right to receive Common Stock of the Corporation prior to such Transaction shall thereafter be exchangeable at the election of the holder of the Series A-1 Preferred Stock for an equal number of shares of preferred stock of the Surviving Entity (the "Similar Stock"), which preferred stock shall have terms substantially identical to the terms provided in this Certificate of Designation, including without limitation, rights specified in Sections 2 and 3 hereof and be convertible, at the holder's option, into shares of any class of publicly traded common stock of the Surviving
Entity.   For purposes hereof, "Surviving Entity" shall mean an acquiror, purchaser or transferee contemplated by clauses (i), (ii) and (iii), respectively, of the immediately preceding sentence. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 9 and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A-1

Preferred Stock which will contain provisions ensuring the benefits contemplated by this Section 9 to the holders of the Series A-1 Preferred Stock which remains outstanding after such Transaction. The provisions of this Section 9 shall apply similarly to successive Transactions.

    SECTION 10. STOCK DIVIDENDS, STOCK SPLITS, ETC. In case the Corporation shall after the date of first issuance of shares of Series A-1 Preferred Stock
(A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, which becomes effective on a Trading Day which is included in the calculation of the Conversion Price, then the average of the daily volume-weighted per share average prices of the Common Stock for the period from the first Trading Day included in the calculation of the Conversion Price to (but not including) the effective date of such event (the "Adjustable Average Price") and the Conversion Ceiling Price will be proportionately adjusted to reflect such event in calculating the Conversion Price. If the event in question causes an increase in the total number of outstanding Common Stock, then the Adjustable Average Price and the Conversion Ceiling Price will be proportionately decreased. If the event in question causes a decrease in the total number of outstanding Common Stock, then the Adjustable Average Price and the Conversion Ceiling Price will be proportionately increased. In case the Corporation shall after the date of the first issuance of the Series A-1 Preferred Stock issue any shares of capital stock by reclassification of its Common Stock (excluding any transaction as to which Section 9 applies), each share of Series A-1 Preferred Stock shall thereafter be convertible into the kind and in the proportion of shares of stock and other securities and property ("Reclassification Consideration") receivable by a holder of one share of Common Stock immediately prior to the record date or effective date of such reclassification, as appropriate, and the Conversion Price in such circumstances shall be determined based upon weighted prices of the Reclassification Consideration. In the event the market price of any portion of the Reclassification Consideration cannot be determined in a manner reasonably consistent with Section 4(E), the market value of such portion of the Reclassification Consideration shall be determined in good faith by the Corporation's Board of Directors. In addition, the Conversion Price and the Conversion Ceiling Price following such a reclassification shall be adjusted as appropriate in a manner consistent with the first three sentences of this
Section 10. Adjustments made pursuant to this Section 10 shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the record date in the case of subdivision, combination or reclassification.

    SECTION 11.  REDEMPTION.

    (A) Following a Transaction as a result of which the Series A-1 Preferred Stock would be convertible into (I) a class of common stock with (x) an aggregate market capitalization of less than $1.3 billion or (y) an average weekly traded value as reported by Bloomberg, L.P. over the preceding six months of less than $285 million, or (II) consideration other than shares of publicly traded common stock of the Surviving Entity (other than cash in lieu of fractional amounts or in connection with the exercise of statutory appraisal rights) (either (I) or (II), a "Non-Qualifying Transaction"), and provided that the Corporation shall have legally available funds therefor, the Corporation shall have the right, at the election of its Board of Directors upon satisfaction of the terms and conditions stated herein, to redeem any or all Objecting Shares (as defined below).

    (B) Upon the occurrence of a public announcement with respect to a Transaction, at least forty-five (45) calendar days prior to the completion of the Transaction, the Company shall provide written notice thereof (a "Transaction Notice") to the holders of the Series A-1 Preferred Stock, stating the expected completion date of the Transaction and whether such Transaction
will be a Non-Qualifying Transaction.   In the event such notice provides that
the Transaction is not a Non-Qualifying Transaction, then the holders shall be bound by the provisions of this Certificate and the Corporation shall have no right of redemption herein. In the event the Transaction is a Non-Qualifying Transaction and if the redemption right is exercised, then the Transaction Notice or other notice concerning redemption shall be sent in accordance with
and include the information set forth in paragraph (C) below.   Not later than
ten (10) calendar days prior to the announced completion date of the Non-Qualifying Transaction, each holder of the Series A-1 Preferred Stock shall respond in writing to the Corporation indicating whether the holder objects to the Non-Qualifying Transaction. Any shares of Series A-1 Preferred Stock (and any shares of Similar Stock into which such shares are converted in a Non-Qualifying Transaction) as to which the holder thereof has provided a timely objection in accordance with the preceding sentence shall be referred to as "Objecting Shares" for purposes of this Section 11.

    (C)  The redemption price for each share of Series A-1 Preferred Stock shall be equal to the Liquidation Preference, and may be paid only out of funds
legally available therefor.   Redemption of less than all of the then
outstanding shares of Series A-1 Preferred Stock shall be pro rata among the holders of the Series A-1 Preferred Stock (as to the number of shares of Series A-1 Preferred Stock held on the date of the notice of redemption). Less than all of the Series A-1 Preferred Stock permitted to be redeemed hereunder may not be redeemed until all Dividends, if any, accrued and unpaid on Series A-1 Preferred outstanding shall have been paid. At least twenty (20) calendar days' previous notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A-1 Preferred Stock for any permitted redemption, such notice to be addressed to each holder at the address shown in the Corporation's records and which shall specify the date of redemption, the number of shares of the holder to be redeemed and the date at which the conversion rights provided hereunder terminate. On or after the date of redemption as specified in such notice, each holder shall surrender such holder's certificate for the number of shares of Series A-1 Preferred Stock to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares of Series A-1 Preferred Stock which have been converted pursuant to the provisions of Section 4 above between the date of the notice and the date on which conversion rights terminate) to the Corporation at the place specified in the notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been paid in immediately available funds in an account specified by the Holder, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender. At least ten (10) days prior to the date of redemption, the Corporation shall deposit the redemption price of all shares of Series A-1 Preferred Stock designated for redemption in said notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares of Series A-1 Preferred Stock designated for redemption and not yet redeemed.

    SECTION 12. AMENDMENT. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A-1 Preferred Stock outstanding, voting separately as a series, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Preferred Stock.

    SECTION 13. REACQUIRED SHARES. Any shares of Series A-1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred stock of the Corporation or any similar stock or as otherwise required by applicable law.

    SECTION 14.  RANK.

    (A) With respect to liquidation preferences and payment of dividends, the Series A-1 Preferred Stock shall rank senior to all other existing capital stock of the Corporation and shall rank senior to all series of any class of the Corporation's capital stock issued after the date of the filing of this Certificate of Designation.

    (B) So long as any shares of the Series A-1 Preferred Stock are outstanding, no Common Stock nor any other such stock of the Corporation ranking junior to the Series A-1 Preferred Stock will be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A-1 Preferred Stock and except pursuant to restricted stock purchase or similar agreements providing for the Company's repurchase of shares of Common Stock at their original cost in connection with termination of employment) unless, in each case the Corporation offers to redeem all outstanding shares of the Series A-1 Preferred Stock on substantially the same terms (provided that the redemption price per share shall not be less than the Liquidation Preference).

    IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the Chairman of the Board, President and Chief Executive Officer of the Corporation and attested by its Chief Financial Officer this 17th day of November, 1997.



                                       ------------------------------------
                                       Robert Finocchio, Jr.
                                       Chairman of the Board, President and
                                       Chief Executive Officer


Attest:

------------------------------------
Jan-Yves Dexmier
Chief Financial Officer

                                                                         Annex B


                               FORM OF DELIVERY NOTICE

                (To Be Executed Upon Delivery of New Preferred Shares)

Fletcher International Limited
c/o Midland Bank Trust Corporation (Cayman) Limited
P.O. Box 1109, Mary Street
Grand Cayman, Cayman Islands
British West Indies

    RE: EXCHANGE AGREEMENT (THE "AGREEMENT") DATED NOVEMBER 17, 1997 BY AND BETWEEN FLETCHER INTERNATIONAL LIMITED ("FLETCHER") AND INFORMIX CORPORATION ("INFORMIX").

Ladies and Gentlemen:

    Attached are the copies of the originals of the certificates representing the New Preferred Shares and our legal opinion relating to the transactions contemplated by the Agreement. We have the executed originals of these documents. We will send these documents by overnight courier to the following address:

              Fletcher International Limited
              c/o Midland Bank Trust Corporation (Cayman) Limited
              P.O. Box 1109, Mary Street
              Grand Cayman, Cayman Islands
              British West Indies
              Telephone:     (809) 949-7755
              Facsimile:     (809) 949-7634

    Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

                             Very truly yours,


                             WILSON SONSINI GOODRICH & ROSATI
                             Professional Corporation

                                                                         Annex C

                                 DISCLOSURE SCHEDULE

No exceptions.

                                                                         Annex D

                       [Form of opinion of counsel to Informix]

                                  November 17, 1997



Fletcher International Limited
c/o Midland Bank Trust Corporation (Cayman) Limited
P.O. Box 1109, Mary Street
Grand Cayman, Cayman Islands
British West Indies


Ladies and Gentlemen:

    Reference is made to the Exchange Agreement (the "Exchange Agreement") dated November 17, 1997 between Informix Corporation, a Delaware corporation (the "Company"), and Fletcher International Limited, a Cayman Islands company ("Fletcher"), and Amendment No. 1 to Subscription Agreement, dated as of November 17, 1997 (the "Amendment"), between the Company and Fletcher. The Exchange Agreement provides for the exchange of the Old Preferred Shares for the New Preferred Shares (the "Exchange"), and the Amendment effects certain amendments to the Subscription Agreement, dated August 12, 1997, complete with all listed annexes thereto, between Informix and Fletcher pursuant to which Fletcher purchased the Old Preferred Shares (the "Subscription Agreement"). The Exchange Agreement and the Amendment are referred to collectively herein as the "Agreements." Unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Exchange Agreement or the Subscription Agreement, as amended.

    We have acted as counsel for the Company in connection with the negotiation of the Agreements and the Exchange. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals, certified copies or copies otherwise identified to us as being true copies of the following:

    (a) the Restated Certificate of Incorporation of the Company, as amended to date, including the Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate of Designation") filed with the Secretary of State of the State of Delaware on August 12, 1997 and the Certificate of Designation of Series A-1 Convertible Preferred Stock (the "New Certificate of Designation"), as in effect on the date hereof (the "Certificate of Incorporation");

    (b)  the Bylaws of the Company, as in effect on the date hereof (the
"Bylaws");

    (c) Resolutions of the Board of Directors relating to the transactions contemplated by the Agreements;

    (d) the Agreements and the other documents delivered by the Company in connection with the Closing;

    (e) a certificate as of a recent date of the Secretary of State of the State of Delaware addressing the corporate good standing of the Company;

    (f) such other instruments, corporate records, certificates, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

    In rendering this opinion, with your permission, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies;
(iii) the truth, accuracy, and completeness of the factual matters, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed as of their stated dates and as of the date hereof; (iv) the legal capacity of natural persons; (v) except as specifically set forth in the opinions contained herein, the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties (other than the Company); and (vi) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. In addition, we have assumed that the representations and warranties as to factual matters made by the Company in the Exchange Agreement and pursuant thereto are true, correct, and complete.

    As used in this opinion, the expression "to our knowledge," "known to us," or similar language with reference to matters of fact means that, after an examination of documents, including, without limitation, the Agreements, made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge," "known to us," or similar language with reference to matters of fact refers to the current actual knowledge of attorneys of this firm who have worked on matters for the Company in connection with the Agreements. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or our rendering of the opinions set forth below.

    For purposes of this opinion, we have assumed that Fletcher has all requisite power and authority and has taken any and all necessary corporate or partnership action to execute and deliver the Agreements, and we have assumed that the representations and warranties made by Fletcher in the Agreements and pursuant thereto are true, correct, and complete.

    The opinions hereinafter expressed are subject to the following exceptions, qualifications, and assumptions:

    (a) We are members of the Bar of the State of California, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal law of the United States of America, the laws of the State of California, and the General Corporation Law of the State of Delaware;

    (b) We express no opinion as to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or similar laws relating to or affecting the rights of creditors and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the exercise of judicial discretion, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

    (c) We express no opinion as to the choice of law provision contained in the Agreements. Our opinions set forth herein relating to the Agreements assume that the laws of the State of New York are identical to the laws of the State of California;

    (d) We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws;

    (e) We express no opinion as to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    (f) We express no opinion as to the enforceability of the indemnification provisions of Section 11 or Section 12 of the Exchange Agreement to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;

    (g) Our opinions in paragraphs 2, 3 and 6 below are subject to the stockholder approval requirements specified in Sections 5 and 7 of the New Certificate of Designation; and

    (h) Our opinion in paragraph 5 below is intended to express our opinion that the execution, delivery, and performance by the Company of the Agreements is neither prohibited by, nor does it subject the Company to, a fine, penalty or other sanction that would be materially adverse to the Company under any law, rule, or regulation of the State of California or United States federal law that a lawyer in the State of California exercising customary professional diligence would reasonably recognize to be applicable to the Company.

    Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the qualifications, exceptions, limitations and assumptions set forth herein, we are of the opinion that:

    1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.

    2. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, and delivery of the Agreements and the authorization and delivery of the New Preferred Shares in connection with the Exchange and the amendment of the Warrant pursuant to the Amendment has been taken. The Agreements have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    3. The Company has all requisite legal and corporate power to execute and deliver the Agreements, to issue the New Preferred Shares and amend the Warrant pursuant to the Amendment, to issue the Warrant Preferred Shares, to issue the Common Stock issuable upon conversion of the New Preferred Shares and upon conversion of the Warrant Preferred Shares, and to carry out and perform its obligations under the terms of the Agreements and the New Certificate of Designation.

    4. No consent, approval, authorization of, order, or designation, declaration, or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, the offer or issuance of the New Preferred Shares in connection with the Exchange and the amendment of the Warrant pursuant to the Amendment, or the performance of the Company's obligations under the New Certificate of Designation, except (i) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under the California Corporate Securities Law of 1968, as amended, and other applicable blue sky laws (but excluding jurisdictions outside of the United States) of the offer and issuance of the New Preferred Shares and the amendment of the Warrant and (ii) the filing of a Current Report on Form 8-K within the time period prescribed by such report. Our opinion herein is otherwise subject to the timely and proper completion of all filings and other actions contemplated herein where such filings and actions are to be undertaken on or after the date hereof.

    5. The execution, delivery, and performance of and compliance with the terms of the Agreements and the New Certificate of Designation do not violate, breach or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (i) the Certificate of Incorporation or the Bylaws of the Company or any of its subsidiaries or any certificate of designation relating to any securities of the Company or any of its subsidiaries, (ii) to our knowledge, any decree, judgment, order, law, treaty, rule, regulation, or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets,
(iii) any rule of the National Association of Securities Dealers, Inc. applicable to the Company or the transactions contemplated by the Agreement, or
(iv) any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option, or other similar plan, indenture, lease, mortgage, deed of trust or other instrument filed as an exhibit to the Company's periodic filings with the Securities and Exchange Commission (the "Commis-sion"), including any documents or agreements the Company has advised us it intends to file on November 18, 1997.

    6.   The Company has validly reserved 160,000 shares of Series A-1
Preferred Stock and 13,000,000 shares of Common Stock for issuance upon conversion of the New Preferred Shares. When issued to Fletcher against payment therefor in accordance with the terms of the Exchange Agreement, the Amendment and the New Certificate of Designation, each share of Series A-1 Preferred Stock and each share of Converted Stock will be duly and validly authorized, and duly and validly issued, fully paid, and nonassessable and will be free and clear of any security interests, liens, claims, encumbrances, or preemptive or similar rights contained in the Certificate of Incorporation or the Bylaws, except as specifically provided in the Agreements or the New Certificate of Designation; PROVIDED, HOWEVER, that the New Preferred Shares and the shares of Common Stock issuable upon conversion of the New Preferred Shares may be subject to restrictions on transfer under state and/or federal securities laws.

    7. The Company's Common Stock is currently listed for trading on the Nasdaq National Market.

    8. To our knowledge, there are no actions, suits, proceedings, or investigations pending against the Company or its properties before any court or governmental agency which could reasonably be expected to materially affect the execution by the Company of the Agreements or the performance of its obligations thereunder.

    9. The offer and issuance of the New Preferred Shares in connection with the Exchange and the amendment of the Warrant pursuant to the Amendment in conformity with the terms of the Agreements constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, it being understood that we do not express any opinion as to any subsequent resale of the New Preferred Shares, as to the issuance of the Warrant Preferred Shares or as to the issuance of Common Stock upon the conversion of the New Preferred Shares or the Warrant Preferred Shares.

    10. To our knowledge, when issued to Fletcher against payment therefor in accordance with the terms of the Agreements and the New Certificate of Designation, the Warrant (as amended pursuant to the Amendment) and each share of Series A-1 Preferred Stock and Converted Stock will not have been issued in violation of any preemptive or other similar rights of the holders of any securities of the Company.

    This opinion is furnished to Fletcher as of the date hereof solely for its benefit in connection with the transactions contemplated by the Agreements and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                  Sincerely,

                                  WILSON, SONSINI, GOODRICH & ROSATI
                                  Professional Corporation


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

                                                                         Annex E

PROVIDED FURTHER that no Fletcher Party (as defined below) shall be deemed an "Acquiring Person" as a result of its being the Beneficial Owner of any securities (any such securities, "Fletcher Securities") issued or issuable pursuant to the [Subscription Agreement] (including the exhibits that are a part thereof, and in particular including any Common Shares which have been or may be issued upon conversion of shares of preferred stock issued thereunder) dated as of August __, 1997 between the Company and Fletcher. A "Fletcher Party" shall include (i) Fletcher International Limited, a company organized under the laws of the Cayman Islands ("Fletcher"), Fletcher Asset Management, Inc., Polaris Fund, L.P., and The Fletcher Fund, L.P., (ii) any Affiliate of Fletcher, (iii) any creditor of Fletcher who acquires Fletcher Securities upon the exercise of creditor rights in connection with a bona fide credit arrangement, and (iv) any other person who acquires Fletcher Securities provided that such person has stated or intends to state in a timely fashion in a filing pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, that such person has acquired such securities in the ordinary course of business and not with the purpose or effect of changing or influencing control of Informix, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b).


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